Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact at Neurocrine Biosciences

Investor Relations

(858) 617-7600

—NEUROCRINE ANNOUNCES A SECOND CORPORATE COLLABORATION WITHIN TWENTY-FOUR HOURS—NEUROCRINE BIOSCIENCES ANNOUNCES A WORLDWIDE COLLABORATION WITH BOEHRINGER INGELHEIM TO RESEARCH AND DEVELOP GPR119 AGONISTS FOR TYPE II DIABETES

San Diego, CA/USA — June 17, 2010 — Neurocrine Biosciences, Inc. (NASDAQ: NBIX) announced today that they have established a worldwide collaboration with Boehringer Ingelheim to research and develop small molecule GPR119 agonists for the treatment of Type II diabetes and other indications. The companies will work jointly to identify and advance candidates into pre-clinical development. Boehringer Ingelheim is responsible for the global development and commercialization of potential GPR119 agonist products.

Under the terms of the collaboration agreement, Neurocrine Biosciences will receive a $10 million upfront payment, research funding to support discovery efforts and is eligible to receive up to $225 million in milestone payments based on the achievement of development, regulatory and commercial goals as well as royalty payments on any future product sales. Further financial details were not disclosed.

“We are looking forward to working with a high-quality partner who shares our commitment to thorough science and our collaborative culture. We are excited to bring our technology platform “SiNERG™,” a suite of assays and assay systems that address parameters such as residence time, kinetics, allosteric interactions and ligand-biased intracellular signaling pathways, coupled with our integrated chemical synthetic, purification and analytical methodologies to this collaboration,” said Dr. Dimitri E. Grigoriadis, Vice President Research at Neurocrine. “Combining Boehringer Ingelheim’s research and development expertise in metabolic disorders with Neurocrine’s unique capabilities in small molecule discovery for GPCRs, provides a strong platform for development of new therapies for Type II diabetes.”

About GPR119 Agonists

GPR119 is a G-protein coupled receptor (GPCR) that has been implicated as a novel target for the treatment of Type II diabetes. The activation of GPR119 receptors located in the digestive system stimulates incretins, resulting in increased insulin production, while activation of GPR119 receptors located on pancreatic islet beta cells also stimulates insulin secretion.

About Type II Diabetes

Type II diabetes is characterized by the reduced ability to secrete and respond to insulin. Drugs which can enhance the secretion of insulin in response to rising blood glucose levels can improve blood glucose control without increased risk of hypoglycemia. Nearly 25 million suffer from Type II diabetes in the United States alone with a worldwide prevalence of nearly 200 million. Recent estimates put the total direct and indirect costs of diabetes at $174 billion.

About Neurocrine Biosciences, Inc.

Neurocrine Biosciences, Inc. is a biopharmaceutical company focused on neurological and endocrine diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world including endometriosis, anxiety, depression, pain, diabetes, irritable bowel syndrome, insomnia, and other neurological and endocrine related diseases and disorders. Neurocrine Biosciences news releases are available through the Company’s website via the internet at http://www.neurocrine.com.

In addition to historical facts, this press release may contain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause Neurocrine’s actual results to differ materially from those indicated in the forward looking statements are risks and uncertainties associated with Neurocrine’s business and finances and research programs in general including, but not limited to, risk and uncertainties associated with, or arising out of, drug discovery, pre-clinical and clinical development of products and specifically risk that the GPR119 agonist program may not generate any development candidates that lead to clinical testing or commercial products; risk that GPR119 agonist compounds will not prove efficacious for the treatment of type II diabetes; risk relating to Neurocrine’s reliance on its collaborator for GPR119 agonist product development and commercialization; risk that Neurocrine could fail to meet its obligations under the GPR119 agonist program collaboration agreement which would cause it to forfeit certain rights and/or reduce future product payments; uncertainties relating to patent protection for GPR119 agonist compounds and intellectual property rights of third parties in the GPR119 agonist field; impact of competitive products and technological changes that may limit demand for Neurocrine’s products; and the other risks described in Neurocrine’s report on Form 10-K for the year ended December 31, 2009 and most recent report on Form 10-Q filed for the first quarter ended, March 31, 2010. Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.

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